Exhibit 99.1

Uranium Resources’ Shareholders Approve RCF Convertible Loan Agreement

CENTENNIAL, Colo., January 30, 2014 — Uranium Resources, Inc. (Nasdaq:URRE) announced that its shareholders overwhelmingly approved the senior secured convertible loan agreement (Loan Agreement) for up to $15.0 million and the issuance of approximately 7.5 million shares of URI common stock related to the Loan Agreement at its Special Meeting of Shareholders held yesterday.

URI closed the loan agreement with its largest shareholder, Resource Capital Fund V L.P. (RCF), on November 13, 2013 and borrowed an initial $3.0 million as part of the first tranche available under the Loan Agreement.

URI and RCF agreed that RCF’s approval of the Loan Agreement would require the affirmative vote of a majority of the votes cast by holders of URI common stock other than RCF and its affiliates. URI’s other shareholders approved the Loan Agreement with approximately 95% of the votes cast in favor of approval. Following shareholder approval of the Loan Agreement, the Company expects to draw another $2.0 million under the Loan Agreement.

Proceeds are being used to fund expenses to manage the business and general corporate purposes. Management continues its efforts to reduce costs and position the Company to return to production when the uranium market strengthens. URI already reduced its burn rate by $300,000 per month on average as a result of corporate consolidation and cost containment efforts as reported in URI’s October 29, 2013 news release about its third quarter financial results.

The Company achieved a milestone in completing the two-year pond restoration work at its idled Kingsville Dome processing facility in Texas.

The Company is working with the appropriate Qualified Persons on the preparation and review of the technical reports compliant under Canadian National Instrument 43-101 for its mid-term New Mexico projects at San Mateo (Roca Honda), Cebolleta and Churchrock. The Company expects completion of the technical reports for Cebolleta and San Mateo by mid-year 2014 and Churchrock by the end of 2014.

Financing Terms

Under the Loan Agreement, there are two additional tranches of $5.0 million each available at the sole option of URI between April 15, 2014 and June 30, 2014 and between July 15, 2014 and September 30, 2014, subject to certain conditions. Amounts drawn under the Loan Agreement carry an annualized interest rate of 10% following stockholder approval at the special meeting and have no prepayment penalty. RCF may convert amounts drawn under the

Loan Agreement into URI common shares at a rate of $2.60 per share, subject to certain adjustments. Further information regarding the Loan Agreement is available in the Company’s Proxy Statement of December 24, 2013, available on the Company’s website, and filed at www.sec.gov.

About Uranium Resources

Uranium Resources, Inc. explores for and recovers uranium projects. URI has over 206,600 acres of uranium mineral holdings in New Mexico, processing facilities and properties in Texas, and an NRC license to recover up to three million pounds of uranium per year using the in situ recovery (ISR) process.  The Company acquired these properties over the past 20 years, along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

For further information about Uranium Resources, please refer to our website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the availability of additional amounts under the Loan Agreement, the use of the proceeds under the Loan Agreement, a reduction in costs, a return to production, completion of technical reports and the planned recovery at the Company’s properties are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the Company’s ability to raise additional capital in the future, spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company’s ability to reach agreements with current royalty holders, weather conditions, operating conditions at the Company’s projects, government and tribal regulation of the uranium industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Contact:

Uranium Resources, Inc.

Wendy Yang, 303-681-7222

Investor Relations

wyang-IR@uraniumresources.com